UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Earliest Event Reported: September 2, 2010

National CineMedia, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33296	20-5665602
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

(Address of principal executive offices, including zip code)

(303) 792-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On September 2, 2010, National CineMedia, Inc. (the “Company”) received notice from the underwriters exercising their option to purchase 255,471 additional shares of the Company’s common stock (the “Common Stock”) to cover over-allotments at the offering price of $16.00 per share related to the previously announced registered underwritten public offering by AMC Entertainment Inc. and its affiliates (“AMC”) and Regal Entertainment Group and its affiliates (“Regal”) (collectively the “Selling Stockholders”).

The Company’s Amended and Restated Certificate of Incorporation and the Third Amended and Restated Limited Liability Company Operating Agreement of National CineMedia, LLC (“NCM LLC”) provide a redemption right to the NCM LLC members to exchange common membership units of NCM LLC for shares of Common Stock on a one-for-one basis or, at the Company’s option, a cash payment equal to the market price of one share of the Company’s Common Stock.

The Company received a Notice of Redemption from the Selling Stockholders for an aggregate of 255,471 shares of Common Stock. The Company’s board of directors had previously authorized the exchange of units for shares of Common Stock in the event of exercise of the over-allotment option. Immediately prior to the closing of the over-allotment option, the Selling Stockholders would surrender common membership units to NCM LLC for cancellation and the Company would contribute shares of its Common Stock to NCM LLC in exchange for an amount of newly issued common units equal to the number of units surrendered by the Selling Stockholders. NCM LLC would distribute the shares of the Company’s Common Stock to each of the Selling Stockholders to complete the redemption immediately prior to the closing of the over-allotment option scheduled for September 8, 2010. Giving effect to the offering and over-allotment exercise, the ownership of NCM, Inc. in NCM LLC will increase to 48.2%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL CINEMEDIA, INC.

Dated: September 8, 2010	By:	/S/ RALPH E. HARDY
Ralph E. Hardy
Executive Vice President, General Counsel and Secretary